Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements and Amendments of Nortel Networks Limited (the “Company”) of our report dated January 10, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatements described in Note 3, and to the change in the method of accounting for stock-based compensation and goodwill) on the consolidated financial statements of Nortel Networks S.A. appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2003:

•	Registration Statement on Form S-8 and all Post-Effective Amendments thereto (Nortel Networks U.S. Deferred Compensation Plan) (333-11558)

•	Registration Statement on Form S-3 and all Post-Effective Amendments thereto (Common Shares, Preferred Shares, Debt Securities, Guarantees, Warrants to Purchase Equity Securities, Warrants to Purchase Debt Securities, Share Purchase Contracts, Share Purchase or Equity Units of Nortel Networks Corporation and Guaranteed Debt Securities of Nortel Networks Limited) (333-88164)

Deloitte & Associés

(formerly Deloitte Touche Tohmatsu Société de Commissaires aux Comptes)

/s/ Nicholas L.E. ROLT

Neuilly, France
January 17, 2005